Contact: Lawrence A. Gyenes Senior Vice President, CFO & Treasurer Columbia Laboratories, Inc. (973) 486-8860	Seth Lewis Vice President The Trout Group LLC (646) 378-2952

FOR IMMEDIATE RELEASE

Columbia Laboratories Announces 42% Workforce Reduction

Projected Annual Savings of over $1.5 million

LIVINGSTON, NJ - March 1, 2012 - Columbia Laboratories Inc. (Nasdaq: CBRX) today announced a 42% workforce reduction from 24 employees at December 31, 2011, to 14 employees. The Company will record a severance charge of approximately $0.5 million in the first quarter of 2012, and expects to realize annual savings of over $1.5 million.

The reduction primarily impacts research and development and general administrative positions. Columbia's remaining staff will continue to focus on the future course of Columbia's business, executing its public reporting obligations, management of its supply chain, and its role on the Joint Development Committee with Watson Pharmaceuticals, Inc. (NYSE:WPI) for progesterone vaginal gel 8% for use in the reduction of risk of preterm birth in women with premature cervical shortening.
“Our action today is difficult, particularly because we greatly appreciate the contributions of those we must let go,” said Frank Condella, Columbia's president and chief executive officer. “However, it is a step we must take to streamline operations and secure the Company's positive financial position. The workforce reduction will lower our costs and better align operating expense with revenues. Our remaining employees will remain focused on the future course of our business.”
The Company is evaluating all strategic options moving forward and will update investors on its 2011 Earning's Conference Call scheduled for Thursday, March 8, 2012.

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company has developed and sold six products for the U.S. market including CRINONE® (progesterone gel), for which Columbia receives royalties on annual net sales from Watson Pharmaceuticals. CRINONE is commercialized outside the U.S. by Merck Serono.

Columbia's press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Watson's and Merck Serono's continued desire to develop progesterone vaginal gel 8% for the preterm birth indication in the U.S. and rest of the world, respectively; Watson's success in obtaining timely approval, if any, of a new drug application (NDA) by the U.S. Food and Drug Administration (FDA) for progesterone vaginal gel 8% for the preterm birth indication; Merck Serono's success in obtaining timely marketing approvals, if any, of progesterone vaginal gel 8% for the preterm birth indication in countries outside the U.S.; the timing and level of success of a future product launch for the preterm birth indication, if any; successful development of a next-generation vaginal progesterone product; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; the ability to obtain and enforce patents and other intellectual property rights; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended September 30, 2011. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.
CRINONE® is a registered trademark of Watson Pharmaceuticals, Inc.

###